Exhibit 4.6

EXECUTION COPY

AMENDED AND RESTATED
SUPPLEMENTAL AGREEMENT

This AMENDED AND RESTATED SUPPLEMENTAL AGREEMENT, dated as of December [19], 2022 (as amended, restated or otherwise modified from time to time, this “Supplemental Agreement”), is by and among Digital Grid (Hong Kong) Technology Co. Limited, a Hong Kong company (“Digital Grid”); Bank of China Limited Zhejiang Branch (“Bank of China”); Newegg Inc., a Delaware corporation (“Newegg DE”); Newegg Commerce, Inc., a limited liability company organized in the British Virgin Islands with its common shares traded on The Nasdaq Capital Market under the symbol “NEGG” and formerly known as Lianluo Smart Limited (“Newegg Commerce”); and Hangzhou Lianluo Interactive Information Technology Co., Ltd., a company organized under the laws of the People’s Republic of China (“Hangzhou Lianluo”).

W I T N E S S E T H:

WHEREAS, Digital Grid and Bank of China entered into that certain Term Loan Facility of $140,000,000 on June 26, 2017, and Digital Grid, Hangzhou Lianluo and their affiliates on the one hand and Bank of China and its affiliates on the other hand entered into subsequent credit agreements, amending and supplementing the Term Loan Facility (including without limitation the Working Capital Loan Contracts (Contract Nos. 19ARJ016, 19ARJ059, 19ARJ060, 19ARJ061) between Hangzhou Lianluo and Bank of China, the Letter of Guarantee/Standby Letter of Credit (Contract No. Letter of Guarantee 17001467), and collectively, the “Credit Agreements”), pursuant to which Bank of China has provided certain loans and extension of credits in the total principle amount of RMB 399,964,013.79 and USD $66,463,774.94 to Digital Grid, Hangzhou Lianluo and their affiliates (such loans and credits, the “Loan”);

WHEREAS, Digital Grid was the record and beneficial owner of a total of 38,143,279 shares of common and preferred stock of Newegg DE (the “Original Pledged Shares”), and in order to induce Bank of China to provide the Loan, Digital Grid entered into a Pledge Agreement with Bank of China dated April 26, 2019, as amended and restated from time to time including without limitation by that Supplemental and Novation Agreement dated February 10, 2021 (the “Pledge Agreement”) and pursuant thereto and in connection therewith, pledged the Original Pledged Shares to Bank of China (the “Pledge”);

WHEREAS, Newegg Commerce (under its former name Lianluo Smart Limited), Lightning Delaware Sub, Inc., a Delaware corporation and wholly owned subsidiary of Newegg Commerce, and Newegg DE entered into an Agreement and Plan of Merger dated October 23, 2020, pursuant to which each share of the capital stock of Newegg DE that was issued and outstanding immediately prior to the effective time of the merger (the “Merger”) was converted into the right to receive 5.8417 common shares, par value $0.021848, of Newegg Commerce (“Common Shares”) and the Merger was completed on May 19, 2021;

WHEREAS, Digital Grid, Bank of China and Hangzhou Lianluo entered into a Supplemental and Novation Agreement dated February 10, 2021 (the “Merger Consent”), pursuant to which Bank of China consented to the Merger and Digital Grid, upon the completion of the Merger, would surrender the Original Pledged Shares in exchange for, and to convert the same into, 222,821,592 Common Shares (the “Exchange Shares”);

WHEREAS, on January 26, 2022, the parties hereto entered into a Share Exchange Agreement (the “Share Exchange Agreement”), pursuant to which the parties recertified that upon the consummation of the Merger and their issuance, the Exchange Shares immediately and automatically, without further action on the part of any party, became Pledged Collateral (as defined in the Pledge Agreement) and have since become subject to the Pledge Agreement in replacement of, the Original Pledged Shares;

WHEREAS, prior to the date hereof, (1) Bank of China, at Digital Grid’s request, couriered the physical stock certificates for the Original Pledged Shares to Computershare Limited (“Computershare”) and (2) Computershare exchanged the physical stock certificates for the Original Pledged Shares for a newly issued electronic certificate for the Exchange Shares; and (3) the Exchange Shares are being held in Digital Grid’s name but contain electronic restrictive legends necessary to reflect that the Exchange Shares (i) constitute the Pledged Collateral and are subject to Bank of China’s pledge pursuant to the Pledge Agreement and (ii) are restricted from assignment, transfer, conveyance or other disposition until Bank of China’s pledge is removed from the Exchange Shares. The physical stock certificates for the Original Pledged Shares so surrendered have been cancelled and the Exchange Shares have been duly issued in electronic form with the restrictive legends noted as set forth above;

WHEREAS, in May 2020, Bank of China filed several lawsuits against Hangzhou Lianluo, Digital Grid, Beijing Digital Grid Technology Co., Ltd., a wholly-owned subsidiary of Hangzhou Lianluo and the sole parent company of Digital Grid (“Beijing Digital Grid”), and Mr. Zhitao He in the Hangzhou Intermediate People’s Court in China. On December 31, 2021, such court entered final and binding judgments against Digital Grid, Hangzhou Lianluo, Beijing Digital Grid and Mr. Zhitao He, ruling that Digital Grid and its affiliates must repay Bank of China certain amounts owed under the Credit Agreements, which judgments were subsequently upheld by the Zhejiang Provincial People’s Court (the “Final Court Judgments”);

WHEREAS, at the request of Hangzhou Lianluo and Digital Grid, Bank of China executed and provided a certain letter, dated November 10, 2021 (the “Payoff Letter”), with respect to the intention and plan of Hangzhou Lianluo and Digital Grid to repay all of the debts relating to the Loan on or before June 30, 2022;

WHEREAS the parties entered into a supplemental agreement dated as of April 22, 2022 (the “Original Supplemental Agreement”), whereby the parties agreed, among other things, to a procedure whereby Digital Grid could offer and sell a certain number of Exchange Shares by June 30, 2022 (the “Original Deadline”) free and clear of any liens placed upon such Exchange Shares from the Pledge Agreement, so long as the proceeds from such sale by Digital Grid would be used to pay down the Loan;

WHEREAS, due to reasons beyond the control of Digital Grid and Hangzhou Lianluo, no Exchange Shares were sold pursuant to the Original Supplemental Agreement by the Original Deadline;

WHEREAS, Newegg Commerce filed a Registration Statement with the Securities and Exchange Commission on Form F-3 on July 1, 2022 (as amended from time to time, the “Form F-3 Registration Statement”) pursuant to which, Digital Grid (as the selling shareholder) may offer and sell up to 60,000,000 Common Shares in various distribution methods described therein, including offer and sale in one or more underwritten public offerings (each, an “Offering”, and collectively, the “Offerings”, and the closing of such Offering, the “Closing”) by filing a prospectus supplement describing the Offering (each, a “Prospectus Supplement”, and the date of the filing of a Prospectus Supplement, the “Filing Date”);

WHEREAS, an underwriting agreement (the “Underwriting Agreement”) relating to an Offering is contemplated to be entered into by and between Stifel, Nicolaus & Company, Incorporated or another qualified investment bank selected by Newegg Commerce (the “Lead Underwriter”), as the representative of the underwriters participating in an Offering (the “Underwriters”), and Newegg Commerce with respect to each Offering;

WHEREAS, Digital Grid might also seek to sell Common Shares into the open market through broker-assisted sales pursuant to (1) the safe harbor provided by Rule 144 under the Securities Act of 1933, as amended (each such sale, a “Rule 144 Sale”) and/or (2) a trading plan that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (each such sale, a “Rule 10b5-1 Sale”);

WHEREAS, Computershare is acting as the transfer agent for the Common Shares for Newegg Commerce pursuant to an executed transfer agent engagement/service agreement; and

WHEREAS the parties hereto now wish to amend and restate the Original Supplemental Agreement to provide for, among other things, an extension of the Original Deadline to November 30, 2023 (the “New Deadline”).

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Original Supplemental Agreement is hereby amended and restated in its entirety as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement and the Credit Agreements.

“Outstanding Obligations” as of a certain date shall mean the difference of (i) the outstanding payment obligations of Digital Grid and its affiliates calculated pursuant to the Final Court Judgments as of such date minus (ii) the total and an accumulative sum of all payments made by Digital Grid and its such affiliates to Bank of China pursuant to the Final Court Judgments as of such date, including but not limited to, from the sales proceeds from any Offering(s), any other distributions pursuant to the Form F-3 Registration Statement, Rule 144 Sale or Rule 10b5-1 Sale.

2. Removal of the Pledge on the Exchange Shares.

(a) Subject to the terms and conditions set forth herein, Bank of China agrees to allow Digital Grid to offer and sell up to 60,000,000 Exchange Shares (the “Aggregate Cap”) prior to the New Deadline through any combination of Offerings, any other sales or distributions pursuant to Form F-3 Registration Statement, Rule 144 Sales or Rule 10b5-1 Sales pursuant to the terms, conditions and procedures contained in this Section 2.

(b) With respect to Rule 10b5-1 Sales, Digital Grid shall enter into a separate agreement with Bank of China and Newegg Commerce with terms not inconsistent with the terms hereof and with 100% proceeds from the sales thereof payable directly to Bank of China.

(c) With respect to Rule 144 Sales, the parties hereby agree as follows:

(i) Digital Grid will not sell more than 1,000,000 Exchange Shares on each Rule 144 Sale.

(ii) With respect to each Rule 144 Sale, no later than 1 day from the filing of Form 144, (aa) Digital Grid will inform Bank of China of such proposed sale by forwarding thereto a copy of the filed Form 144 (email being sufficient); (bb) within 1 day upon receiving such notice, Bank of China shall inform Digital Grid and Newegg Commerce of its consent to remove the Pledge (and security interest) from up to 1,000,000 Exchange Shares that are subject to such Rule 144 Sale; and (cc) as promptly as practicable and no later than 2 business days after receiving such consent from Bank of China, subject to compliance with any other trading restrictions imposed by Newegg Commerce pursuant to its insider trading policy or other legal and contractual restrictions, Newegg Commerce shall issue an instruction letter to Computershare, properly acknowledged by Computershare and with Bank of China and Digital Grid prominently copied, in the form attached hereto as Exhibit A, instructing Computershare to (1) transfer such Exchange Shares to a broker designated by Digital Grid that is reasonably acceptable to Newegg and (2) remove the Bank of China pledge-related legends and restrictions from such Exchange Shares as specified in such instruction letter. Simultaneously therewith, such Exchange Shares shall be immediately released from, and no longer subject to, the Pledge Agreement and free from any encumbrances created thereunder. Digital Grid agrees to use such allocation of Exchange Shares solely for Rule 144 Sales made in compliance with the terms of this Supplemental Agreement.

(iii) All sales proceeds from each and every Rule 144 Sale completed prior to the New Deadline (after deducting fees and expenses related to such sale, including any wire transfer fees) shall be used solely to discharge the Outstanding Obligations in accordance with Section 3 hereof.

(iv) As soon as Newegg Commerce has received a written confirmation from Digital Grid and Bank of China (email being sufficient) that the sales proceeds for such Rule 144 Sale of the Exchange Shares have been duly received by Bank of China, subject to compliance with any other trading restrictions imposed by Newegg Commerce pursuant to its insider trading policy or other legal and contractual restrictions, Newegg Commerce shall issue an instruction letter to Computershare, properly acknowledged by Computershare and with Bank of China and Digital Grid prominently copied, in the form attached hereto as Exhibit A, instructing Computershare to (1) transfer up to 1,000,000 of the remaining Exchange Shares permitted under the existing Form 144 (if any) to a broker designated by Digital Grid that is reasonably acceptable to Newegg and (2) remove the Bank of China pledge-related legends and restrictions from such Exchange Shares as specified in such instruction letter. Simultaneously therewith, such Exchange Shares shall be immediately released from, and no longer subject to, the Pledge Agreement and free from any encumbrances created thereunder. Digital Grid agrees to use such allocation of Exchange Shares solely for Rule 144 Sales made in compliance with the terms of this Supplemental Agreement, including without limitation its obligations under subsections (ii) and (iii) above. The parties should repeat the steps described in this Paragraph 2(c) with respect to each Rule 144 Sale until the earlier of (1) the New Deadline and (2) the date the Outstanding Obligations are paid in full.

(d) With respect to an Offering that occurs before the New Deadline, the parties hereby agree as follows:

(i) Upon the Filing Date of a Prospectus Supplement, Newegg Commerce shall issue an instruction letter to Computershare, properly acknowledged by Computershare and with Bank of China and Digital Grid prominently copied, in the form attached hereto as Exhibit A, instructing Computershare to, subject to the terms of the Underwriting Agreement, (1) transfer to the Lead Underwriter’s brokerage account, at the time the Underwriting Agreement is fully executed for such Offering, the number of Exchange Shares that are being offered, which must be the lesser of (aa) the balance of Aggregate Cap minus the sum of all Exchange Shares that have been sold by Digital Grid through Rule 144 Sales, Rule 10b5-1 Sales (as agreed in a separate agreement) and Offering(s) from the date hereof to the Filing Date and (bb) the quotient of the Outstanding Obligations as of Closing divided by the per-share price (net of underwriting discounts) of such Offering, and (2) remove the Bank of China pledge-related legends and restrictions from such Exchange Shares as specified in such instruction letter. Simultaneously therewith, such Exchange Shares shall be immediately released from, and no longer subject to, the Pledge Agreement and free from any encumbrances created thereunder.

(ii) For each Offering, Digital Grid and Newegg Commerce shall cause the Underwriting Agreement to contain provisions which shall explicitly and irrevocably instruct and direct the Underwriters to remit and pay and contain an affirmative covenant by the Underwriters to so remit and pay, immediately upon Closing, with the cash proceeds from such Offering generated from the sale of Exchange Shares directly to the USD bank account(s) designated by Bank of China. Bank of China shall provide its USD bank account(s) details in a timely fashion to be included in the Underwriting Agreement and such bank account(s) cannot be subsequently altered without written consent from Bank of China.

(e) With respect to any privately negotiated sales by Digital Grid pursuant to Form F-3 Registration Statement before the New Deadline, the parties hereto agree as follows:

(i) Digital Grid shall be permitted to electronically deposit up to 43,000,000 Exchange Shares to a brokerage account of Digital Grid’s in Hong Kong (“Digital Grid’s Broker”) pursuant to the procedures described in this subsection, which shall remain subject to the Pledge until removed pursuant to this subsection.

(ii) Upon securing a potential buyer(s) with respect to which Digital Grid intends to pursue a sale of its such deposited Exchange Shares, or upon filing a prospectus supplement related to such planned sale, whichever is earlier, Digital Grid shall immediately notify Bank of China of such proposed sale with necessary transaction terms and supporting documentation, and subject to the consent of Bank of China, which consent shall not be unreasonably withheld, and subject to subparaph (iv) below, the parties shall work in good faith to remove the Bank of China-specific restrictive legends from such Exchange Shares by promptly delivering an instruction letter in the form attached hereto as Exhibit A to Computershare instructing Computershare to immediately remove the Bank of China-specific restrictive legends from such Exchange Shares. Digital Grid will comply with all requirements by Newegg Commerce and its transfer agent related to such transfer.

(iii) The parties understand that the buyer(s) will receive the shares free from the Pledge and any Bank of China restrictions except that the buyer may be subject to certain restrictions and filing requirements pursuant to the securities laws of the U.S. and other contractual obligations and policies of Newegg Commerce.

(iv) Digital Grid shall, and shall cause Digital Grid’s Broker to, enter into a three-party agreement with Bank of China, pursuant to which Digital Grid’s Broker shall wire transfer the sales proceeds of such Exchange Shares (excluding transaction fees and expenses) directly to Bank of China’s designated bank account immediately upon the closing of such sales. Such agreement will be provided to Newegg Commerce.

(v) In the event that the private sale contemplated herein does not close within 30 days of earlier of the execution of the term sheet or filing of the prospectus supplement, the parties agree to return such Exchange Shares to Computershare from the deposit and reinstate all applicable restrictive legends on such Exchange Shares with effect ab initio.

(f) Unless otherwise provided under this Agreement, with respect to each release by Bank of China contemplated herein, Bank of China hereby authorizes Digital Grid and its counsel to file on behalf of Bank of China immediately after such release any UCC-3 termination statement and other releases necessary to effectuate such releases without recourse and without representation or warranty of any kind (either express or implied). At any time and from time to time, upon the reasonable written request and at the expense of Digital Grid, Bank of China will promptly execute and deliver any and all further instruments and documents and take such further action as Digital Grid may reasonably request to effectuate, evidence or reflect of public record, the release of the security interests and liens referred to herein, in each case, without recourse and without any representation or warranty of any kind (either express or implied). For the avoidance of doubt, any Exchange Share that has not been duly released from the Pledge as set forth above shall remain subject to the Pledge and other restriction set forth therein unless and until the full and complete repayment and satisfaction of the Outstanding Obligations.

3. Priority of Payment. Digital Grid and Bank of China agree that all sales proceeds from any Offering, any other sales pursuant to Form F-3 Registration Statement, Rule 144 Sale or Rule 10b5-1 Sale shall be used exclusively to discharge the Outstanding Obligations in the following order:

(a) First, one hundred percent (100%) to Bank of China until any outstanding and unpaid expenses as of such date incurred by Bank of China in connection with the Loan and its extension and amendment is paid off.

(b) Second, one hundred percent (100%) to Bank of China until the principal of the Loan representing the sum of RMB 399,964,013.79 and $66,432,774.94 is paid off. Upon payment in full of the amounts specified in Paragraphs 3(a) and (b) set forth herein, the outstanding principal amount of the Loan shall be deemed to have been paid in full.

(c) Third, one hundred percent (100%) to Bank of China until the accrued interest on the Loan as of the date of the Closing of such Offering or as of the date of a Rule 144 Sale or Rule 10b5-1 Sale is paid off.

(d) Fourth, one hundred percent (100%) to Bank of China until the penalty interest set forth in the Final Court Judgments is paid off.

(e) Thereafter, one hundred percent (100%) to Bank of China until the interest on the interests and other fees (复利) set forth in the Final Court Judgments is paid off. Upon payment in full of the amounts specified through Paragraphs 3(a) to (e), the Outstanding Obligations and Loans shall be deemed fully and completely paid off and satisfied.

Schedule 1 hereto sets forth the amounts described immediately above as of certain reference dates. Digital Grid, Hangzhou Lianluo and their affiliates on the one hand, and Bank of China on the other hand, hereby agree that the amounts specified in Schedule 1 are the final agreed-upon amounts by the parties as of each date referenced therein. When any of the sales proceeds from an Offering, privately negotiated sales, other distributions pursuant to Form F-3 Registration Statement or Rule 144 Sale (or Rule 10b5-1 Sale as agreed in a separate agreement) are paid to, and received at, the bank accounts of Bank of China and upon Digital Grid’s or any of its affiliates’ written request (email being sufficient), Bank of China shall promptly execute a satisfaction and payoff letter with respect to the portion of the Outstanding Obligations that has been paid off, in a form that is satisfactory to the parties hereof.

Notwithstanding anything to the contrary set forth above, any and all remaining liabilities related to the Loan as of a Closing, or the date of a Rule 144 Sale or Rule 10b5-1 Sale or any other type of sale (the “Remaining Liabilities”) shall remain outstanding subject to the terms of the Credit Agreements, the Pledge Agreement and this Supplemental Agreement in accordance with the Final Court Judgement unless and until the Outstanding Obligations are completely paid off. Upon the full and complete repayment and satisfaction of the Remaining Liabilities, (i) Bank of China, Hangzhou Lianluo, Digital Grid, Beijing Digital Grid and Mr. Zhitao He shall immediately and jointly execute a satisfaction and payoff letter to acknowledge and confirm the full repayment of the Loan, the Outstanding Obligations and/or the Remaining Liabilities; and (ii) all security interests, pledges and liens granted to, held by or in favor of Bank of China in the Original Pledged Shares ,the Exchange Shares and any additional collateral as security for the Loan are immediately and automatically discharged and released in full pursuant to Section 5 hereof.

4. Other Collaterals. In consideration of and in connection with Bank of China’s agreements and cooperation hereunder, Digital Grid and its affiliates have agreed to provide and arrange additional collaterals, that are separate from and unrelated to the Exchange Shares, to secure its performance of each Rule 144 Sale, Rule 10b5-1 Sale and Offering pursuant to this Agreement, and the parties will enter into separate agreements therefor.

5. UCC Lien Release. Immediately upon the full and complete repayment and satisfaction of the Outstanding Obligations, all security interests, pledges and liens granted to, held by or in favor of Bank of China in the Original Pledged Shares, the Exchange Shares, and any additional collateral as security for the Loan are immediately and automatically discharged and released in full. Bank of China hereby authorizes Digital Grid and its counsel to file on behalf of Bank of China any UCC-3 termination statement and other releases necessary to effectuate the releases contemplated in this Supplemental Agreement, in each case, without recourse and without representation or warranty of any kind (either express or implied). At any time and from time to time, upon the reasonable written request and at the expense of Digital Grid, Bank of China will promptly execute and deliver any and all further instruments and documents and take such further action as Digital Grid may reasonably request to effectuate, evidence or reflect of public record, the release of the security interests and liens referred to in this Supplemental Agreement, in each case, without recourse and without any representation or warranty of any kind (either express or implied).

6. Representations and Warranties and Further Agreements. Each party hereto represents and warrants and agrees as follows:

(a) This Supplemental Agreement has been duly authorized, executed and delivered by such party.

(b) The execution and delivery by such party of, and the performance by such party of its obligations under, this Supplemental Agreement does not and will not contravene (i) any provision of applicable law, (ii) the governing documents of such party, (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over such party or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body, court or agency is required for the performance by such party of its obligations under this Supplemental Agreement.

(c) Digital Grid hereby covenants that it shall faithfully comply, and cause Newegg Commerce to comply, with all its public disclosure obligations under applicable securities laws and regulations with respect to the pledge of Exchange Shares and the re-pledged Exchange Shares.

7. Governing Law; Binding Agreement. The provisions of this Supplemental Agreement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of New York without regard to conflict of laws principles. This Supplemental Agreement may not be amended, modified, restated or waived except by a writing executed by the parties hereto. This Supplemental Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Supplemental Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

8. Effectiveness.

(a) The Pledge Agreement, the Credit Agreements and other related agreements and instruments shall remain in full force and effect unless and until explicitly and specifically terminated, amended, modified, novated or superseded, as the case may be, by this Supplemental Agreement.

(b) The Purchase and Sale Agreement dated November 11, 2021, between Newegg Commerce and Digital Grid is hereby terminated.

(c) The Payoff Letter is hereby terminated.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Supplemental Agreement to be duly executed as of the date first written above.

DIGITAL GRID (HONG KONG) TECHNOLOGY CO., LIMITED

By:________________________
Name:______________________
Title:_______________________

BANK OF CHINA LIMITED ZHEJIANG BRANCH

By:________________________
Name:______________________
Title:_______________________

NEWEGG INC.

By:________________________
Name: Michael Chen
Title: Chief Legal Officer

NEWEGG COMMERCE, INC.

By:________________________
Name: Michael Chen
Title: Chief Legal Officer

HANGZHOU LIANLUO INTERACTIVE INFORMATION TECHNOLOGY CO., LTD.

By:________________________
Name:______________________
Title:_______________________

杭州联络互动信息科技股份有限公司
3301080077926

[Signature Page to Supplemental Agreement]

4873-5036-8052, v. 2
5314194v1

EXHIBIT A

INSTRUCTION LETTER
Issued at Filing Date to Transfer Shares to Underwriters or Issued for Rule 144 Sales or for Privately Negotiated Sales pursuant to Form F-3 Registration Statement

Newegg Commerce, Inc.

17560 Rowland Street
City of Industry, CA 91748

[__]

Via Email

Computershare

6200 S. Quebec St.

Greenwood Village, CO 80111

Attn: [_____]

Re: Newegg Commerce, Inc.

Computershare team,

Newegg Commerce, Inc., a business company incorporated under the laws of the British Virgin Islands (NEGG), hereby authorizes and direct you, as transfer agent for NEGG securities, to do the following:

1)	Remove legend 71 (Bank of China Restricted Stock Agreement) and 72 (SH Agreement) with respect to the following:

Units	Paper / Electronic	Class	Holder Identifier
[X]	Electronic	C01 (Newegg Commerce common shares)	C0000000027 (Digital Grid (Hong Kong) Technology Co Limited)

After release of the legends noted in step 1 above, this holder should have:

[222,821,592 - X] remaining units in book entry form with legends 71 and 72

2)	After step 1, please transfer the [X] book entry units without legends through the DWAC process with the following transaction information:

Broker Name:	[Digital Grid Broker or Lead Underwriter]
DTC Participant #:	[____]
Broker Phone/email:	[____]
# of Shares:	[X] units; Class C01; Issuer Newegg Commerce, Inc.
Control #:	[____]
Entry Date:	[____]
Settlement Date:	[____]
Special Instructions:	[____]

Please contact [Newegg contact] at (626) 271-9700 extension [____] or [email address]@newegg.com if you need any additional information regarding this request.

Newegg commerce, inc.

By:
Name:
Title:

Digital Grid (Hong Kong) Technology Co., Limited

By:
Name:
Title:

SCHEDULE 1

Repayment Amount

The “Repayment Amount” listed in the table below only shows the sum of the Outstanding Obligations as of a specific date. Any repayment that occurs in between the dates above shall be interpolated on a straight-line basis for each full or partial calendar day that elapses, rounded to the nearest whole calendar day.

Principal and Regular Interest

Repayment Date	Repayment Amount
12/31/2022	133,914,023.63
1/31/2023	134,446,726.89
2/28/2023	134,929,496.81
3/31/2023	135,464,005.55
4/30/2023	135,981,272.08
5/31/2023	136,515,780.82
6/30/2023	137,033,047.34
7/31/2023	137,567,556.09
8/31/2023	138,102,064.83
9/30/2023	138,619,331.36
10/31/2023	139,153,840.10
11/30/2023	139,671,106.62

Any repayment that occurs in between the dates above shall be interpolated on a straight line basis for each full or partial calendar day that elapses, rounded to the nearest whole calendar day.

另说明，计息规则依据法院判决执行，人民币折美元牌价暂先按7计算；截止时点金额将由于LPR、中行当日汇率牌价变化略有调整。